DELTATHREE, INC.

2009 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated as of _________________ (the “Grant Date”), is delivered by deltathree, Inc. (the “Company”) to _______________ (the “Participant”).  Capitalized terms used herein and not otherwise defined herein have the meaning given to them in the Plan (as defined below).

WHEREAS, the Company maintains the deltathree, Inc. 2009 Stock Incentive Plan (the “Plan”) for the benefit of its and its Affiliates’ employees, directors, and consultants;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.           Grant of Restricted Stock.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant an aggregate of ___________ shares of Stock (the “Shares”).  All Shares issued hereunder will be deemed issued to the Participant as fully paid and nonassessable shares.  The Company shall pay any applicable stock transfer taxes imposed upon the issuance of the Shares to the Participant hereunder.

2.           Vesting of Shares.   Subject to the provisions of this Agreement and the Participant’s continuous Service to the Company or its Affiliates, the Shares shall vest in accordance with the following schedule:

Date	Number of Shares Vested

First anniversary of the Grant Date	25%

Second anniversary of the Grant Date	25%

Third anniversary of the Grant Date	25%

Fourth anniversary of the Grant Date	25%

For purposes of this Agreement, the term “vest” shall mean, with respect to any Shares, that such Shares are no longer subject to forfeiture to the Company pursuant to Section 3 below.  Shares that have not vested are deemed “Restricted Shares.”  If the Participant would become vested in a fraction of a Share, such Share shall not vest until the Participant becomes vested in the entire Share.

3.           Termination of Service; Forfeiture of Shares.  Vesting shall cease upon the date of termination of the Participant’s Service for any reason, including death or Disability.  Any unvested Restricted Shares held by the Participant at the time of such termination of Service shall immediately be forfeited and deemed reconveyed to the Company, and the Company shall thereafter be the legal and beneficial owner of the Restricted Shares and shall have all rights and interest in or related thereto without further action by the Participant.

4.           Escrow of Stock; Rights as Stockholder.

(a)          At the sole discretion of the Committee, and subject to the terms of this Section 4, the Shares may be issued in either (i) certificated form, or (ii) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with appropriate notations to the extent that the Shares remain subject to the restrictions set forth in this Agreement.

(b)          For purposes of facilitating the enforcement of the provisions of this Agreement, the Participant agrees, immediately upon receipt of any certificate(s) for the Restricted Shares, to deliver such certificate(s), together with an assignment separate from certificate, executed in blank by the Participant and the Participant’s spouse (if required for transfer) with respect to each such stock certificate, to the Secretary or Assistant Secretary of the Company, or their designee, to hold in escrow for so long as such Restricted Shares have not vested pursuant to the vesting schedule set forth in Section 2, with the authority to take all such actions and to effectuate all such transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with the terms hereof.

(c)          The Participant hereby acknowledges that the appointment of the Secretary or Assistant Secretary of the Company (or their designee) as escrow holder hereunder with the stated authorities is a material inducement to the Company to make this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable.  The Participant agrees that if the Restricted Shares are held electronically in a book entry system maintained by the Company’s transfer agent or other third party, the terms and conditions of this Section 4 applicable to certificated Restricted Shares will apply with the same force and effect to such electronic method for holding the Restricted Shares.  The Participant agrees that such escrow holder shall not be liable to any party hereto (or to any other party) for any actions or omissions unless such escrow holder is grossly negligent relative thereto.  The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time.  Upon the vesting of all Restricted Shares, the escrow holder will, without further order or instruction, transmit to the Participant the certificate evidencing such Shares, subject, however, to satisfaction of any withholding obligations provided in the Plan or this Agreement.

(d)          Certificates representing Shares issued pursuant to this Agreement shall, until all restrictions on transfer imposed pursuant to this Agreement lapse or shall have been removed and new certificates are issued, bear the following legend (or such other similar or additional legends as shall be determined by the Committee):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT BY AND BETWEEN DELTATHREE, INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(e)          Except as otherwise provided herein and subject to the restrictions contained herein, the Participant shall have all the rights of a stockholder with respect to the Shares, including the right to vote the Shares and the right to receive any cash or stock dividends paid to or made with respect to the Shares.

5.           Change of Control or Other Transaction.  In the event of a Transaction (as defined in the Plan), there will not be any acceleration of vesting or release of restrictions with respect to the Restricted Shares unless otherwise determined by the Committee.  The provisions of the Plan applicable to a Transaction or a Change of Control (each as defined in the Plan) shall apply to the Shares, and, in the event of a Transaction or Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6.           Taxes.

(a)          The Company will withhold a portion of the Shares that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company with respect to the Shares.  No fractional Shares will be withheld or issued pursuant to the grant of the Shares; unless determined otherwise by the Company, any additional withholding necessary in lieu of such fractional shares will be effected by the Company through a deduction in the Participant’s paycheck or through direct payment by the Participant to the Company in the form of cash, check or other cash equivalent.  In lieu of withholding any Shares the Company may, in its discretion, require the Participant to pay an amount necessary to pay the applicable taxes directly to the Company in the form of cash, check or other cash equivalent, and/or may withhold an amount necessary to pay the applicable taxes from the Participant’s paycheck.  In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Participant’s paycheck or direct payment, as indicated above), no Restricted Shares will be granted to the Participant (or his or her estate) unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares.  In addition and to the maximum extent permitted by law, the Company has the right to withhold without notice from salary or other amounts payable to the Participant cash in an amount sufficient to satisfy any tax withholding obligations that cannot be satisfied through the withholding of otherwise deliverable Shares. By accepting the Award, the Participant expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this Section 6.  All income and other taxes related to the Shares are the sole responsibility of the Participant.

(b)          If the Participant makes a timely election pursuant to Section 83(b) of the Internal Revenue Code or similar provision of state law (collectively, an “83(b) Election”), the Participant shall immediately pay the Company the amount necessary to satisfy any applicable United States federal, state, local or non-U.S. income and employment tax withholding obligations.  If the Participant does not make a timely 83(b) Election, the Participant shall, as Restricted Shares shall vest or at the time withholding is otherwise required by any applicable law, pay the Company the amount necessary to satisfy any applicable United States federal, state, local or non-U.S. income and employment tax withholding obligations.  In the event the Participant determines to make an 83(b) Election, the Participant hereby represents that he or she understands (i) the contents and requirements of the 83(b) Election, (ii) the application of Section 83(b) to the receipt of the Shares by the Participant pursuant to this Agreement, (iii) the nature of the election to be made by the Participant under Section 83(b), (iv) the effect and requirements of the 83(b) Election under relevant state and local tax laws, (v) that the 83(b) Election must be filed with the Internal Revenue Service within thirty (30) days following the date of this Agreement, and (vi) that the Participant must submit a copy of such election to the Company and with his or her federal tax return for the calendar year in which the date of this Agreement falls.

(c)          This Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for the transfer of restricted property as described in Section 1.409A-l(b)(6) of the Department of Treasury regulations. Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and in order to avoid the application of penalty taxes under Section 409A of the Code.

7.           Grant Subject to Plan Provisions.  The grant of the Shares hereunder is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant of the Shares and this Agreement are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares of Stock, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.  By accepting this grant, the Participant agrees to be bound by the terms of the Plan and this Agreement and that all decisions and determinations of the Committee with respect to the Agreement shall be final and binding on the Participant and the Participant’s beneficiaries.

8.           Restrictions on Sale or Transfer of Shares.

(a)          Except as otherwise provided in the Plan, prior to the date that the Shares become vested pursuant to the vesting schedule set forth in Section 2, the Shares shall not be transferable, and neither the Shares nor any interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Any attempt to transfer Shares in violation of this Section 8 will be null and void and will be disregarded.

(b)          In order to ensure compliance with the restrictions on transfer set forth in this Agreement or the Plan, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.  The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.  The Participant understands and agrees that the Company shall cause legends reflecting the restrictions set forth in this Agreement to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or under the Securities Act or the laws of any applicable state or other jurisdiction.

(c)          As a condition to receive the Shares, the Participant agrees to be bound by the Company’s policies regarding the limitations on the transfer of the Shares, and understands that there may be certain times during the year that the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the Shares.

9.           No Employment or Other Rights.  The grant of the Shares shall not confer upon the Participant any right to be retained in the Service of the Company or any Affiliate and shall not interfere in any way with the right of the Company or the applicable Affiliate to terminate the Participant’s Service at any time.  The right of the Company and any applicable Affiliate to terminate at will the Participant’s Service at any time for any reason is specifically reserved.

10.         Assignment and Transfers.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to any Affiliate.  This Agreement may be assigned by the Company without the Participant’s consent.

11.         Effect on Other Benefits.  The value of Shares granted hereunder shall not be considered eligible earnings for purposes of any other plans maintained by the Company or any other Affiliate, and such value shall not be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

12.         Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13.         Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Board, Attn: General Counsel at the Company’s corporate headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company or the applicable Affiliate, or to such other address as the Participant may designate to the Company or the applicable Affiliate in writing.  Any notice shall be delivered by hand, sent by facsimile or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Participant has executed this Agreement, effective as of the Grant Date.

DELTATHREE, INC.

By:
Name:
Title:

I hereby accept the grant of the Shares described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Participant:
Date: